UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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☐ Soliciting Material Pursuant to Section 240.14a-12
CORTLAND BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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Cortland Bancorp
194 West Main Street
Cortland, Ohio 44410
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Annual	April 11, 2006	The Cortland Savings and Banking Company
Meeting:	7:00 p.m., EST	194 West Main Street
Cortland, Ohio 44410

Record Date
and Voting:	8:00 a.m., EST, March 1, 2006. If you were a shareholder at that time, you may vote at the Annual Meeting. Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. On the record date, Cortland Bancorp had 4,188,597 common shares outstanding.

Agenda:	1. To elect three directors to serve for terms of three years each until the Annual Meeting in 2009 and until their successors are elected and qualified.

2. To transact any other business that may properly come before the meeting.

Proxies:	Unless you specify on the proxy card to vote differently, the management proxies will vote all signed and returned proxies “FOR” the Board’s nominees for directors. The management proxies will use their discretion on any other matters that may arise. If a named nominee cannot or will not serve as a director, the management proxies will vote for a substitute person nominated by the Board to serve as a director.

Proxies
Solicited By:	The Board of Directors of Cortland Bancorp. The cost of the solicitation is being borne by Cortland Bancorp. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Cortland Bancorp and its subsidiaries by mail, telephone or personal contact. Cortland Bancorp will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries who are record holders of common shares not beneficially owned by them, for forwarding proxy materials to, and obtaining proxies from, the beneficial owners of such common shares.

Mailing Date:	We anticipate mailing this proxy statement on or about March 17, 2006.

Revoking
Your Proxy:	You may revoke your proxy before it is voted at the Annual Meeting. You may revoke your proxy by:
•	sending written notice revoking your proxy to James M. Gasior, the Secretary of Cortland Bancorp at 194 West Main Street, Cortland, Ohio 44410, which must be received prior to the Annual Meeting;

•	sending in another signed proxy card with a later date, which must be received by Cortland Bancorp prior to the Annual Meeting; or

•	attending the Annual Meeting and revoking your proxy in person if your common shares are held in your name. If your common shares are held in the name of your broker, financial institution or other holder of record, you must bring an account statement or letter from the broker, financial institution or other holder of record indicating that you were the beneficial owner of the common shares on the record date.
Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Note on Stock
Dividend:	All shares, share prices and related figures in this proxy statement have been adjusted to reflect the 3% stock dividend paid January 1, 2006.

SHARE OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
     The following table furnishes information regarding the beneficial ownership of common shares, as of March 1, 2006, for each of the current directors, each of the nominees for re-election as a director, each of the individuals named in the Summary Compensation Table, and all current directors and executive officers as a group. To the knowledge of Cortland Bancorp, no person beneficially owns more than 5% of the outstanding common shares.

Name of Beneficial	Number of	Percentage of
Owner(1)	Shares	Outstanding Shares(2)
Jerry A. Carleton	1,401.086	(3)
David C. Cole	3,239.191	(3)
Lawrence A. Fantauzzi (4)	12,048.144	(3)
James M. Gasior (4)	5,735.755	(3)
George E. Gessner	23,428.130	(3)
James E. Hoffman, III	3,595.447	(3)
Neil J. Kaback	185.000	(3)
K. Ray Mahan	114,961.016	2.63%
Rodger W. Platt (4)	28,119.000	(3)
Richard B. Thompson	78,161.150	1.72%
Timothy K. Woofter	54,315.802	1.24%
Timothy Carney (4)	1,818.567	(3)
Stephen A. Telego (4)	2,079.427 (5)	(3)
All directors and executive officers as a group (18 persons)	339,713.886	7.77%

(1)	Unless otherwise indicated in the footnotes to this table, each beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table for such beneficial owner. All fractional common shares have been rounded to the nearest whole common share. The mailing address of each of the current executive officers and directors of Cortland Bancorp is 194 West Main Street, Cortland, Ohio 44410.

(2)	The “Percent of Class” computation is based upon the sum of 4,371,575 common shares outstanding as of March 1, 2006.

(3)	Represents beneficial ownership of less than 1% of the outstanding common shares.

(4)	Individual named in the Summary Compensation Table. Rodger W. Platt retired as the President and Chief Executive Officer of Cortland Bancorp effective November 1, 2005 and as the President and Chief Executive Officer of Cortland Bancorp’s subsidiary bank, The Cortland Savings and Banking Company (the “Bank”) effective October 3, 2005. Mr. Fantauzzi was promoted to President and Chief Executive Officer of Cortland Bancorp and President and Chief Executive Officer of the Bank effective upon Mr. Platt’s retirement.

(5)	Includes 5.76 shares in a Uniform Transfer to Minor Account for the benefit of Stephen A. Telego, Jr. and 5.76 shares in a Uniform Transfer to Minor Account for the benefit of Robert Telego. Both are sons of Stephen A. Telego.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors file reports with the Securities and Exchange Commission (“SEC”) reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Specific due dates have been established by the SEC, and Cortland Bancorp is required to disclose in this proxy statement any late reports. To Cortland Bancorp’s knowledge, based solely on a review of reports furnished to Cortland Bancorp and written representations that no other reports were required, during the 2005 fiscal year, all Section 16(a) filing requirements applicable to Cortland Bancorp’s executive officers and directors were complied with, except that Messrs. Gasior and Phythyon each filed one late Form 4 reporting the liquidation of Cortland Bancorp common shares held in their respective 401(k) accounts.
ELECTION OF DIRECTORS
     As of the date of this proxy statement, Cortland Bancorp’s Board of Directors currently has ten members. The Board of Directors is divided into three classes and directors of each class serve for three-year terms. Three directors serve in the class whose terms will expire at the Annual Meeting, four directors serve in the class whose terms expire in 2007 and three directors serve in the class whose terms expire in 2008. Rodger W. Platt, who had served as a director of Cortland Bancorp since 1974, retired effective November 1, 2005. Mr. Platt’s retirement created a vacancy in the class of directors whose terms expire in 2007. On November 8, 2005, upon the recommendation of the Nominating Committee, the Board of Directors appointed James M. Gasior to fill the vacancy created by Mr. Platt’s retirement.
BOARD NOMINEES
     The Board of Directors proposes that the three nominees identified below be elected for a new term of three years. Each nominee was recommended by the Nominating Committee. Each individual elected as a director at the Annual Meeting will hold office for a term to expire at the Annual Meeting of Shareholders to be held in 2009 and until his successor is duly elected and qualified, or until his earlier resignation, removal from office or death. While it is contemplated that all nominees will stand for re-election, if a nominee who would otherwise receive the required number of votes becomes unavailable or unable to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors following recommendation by the Nominating Committee. The Board of Directors knows of no reason why any of the nominees named below will be unavailable or unable to serve if elected to the Board.
     The following information, as of March 1, 2006, concerning the age, principal occupation or employment, other affiliations and business experience of each nominee for re-election as a director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years. Nominee James E. Hoffman, III is a first cousin to Craig M. Phythyon, an executive officer of Cortland Bancorp and the Bank.

			Director of the
		Position(s) Held with the	Company	Nominee
		Company and its Subsidiaries	Continuously	for Term
Nominee	Age	and Principal Occupation(s)	Since	Expiring In

George E. Gessner	61	Attorney. Partner and Director in the law firm of Gessner & Platt Co., L.P.A.	1987	2009

James E. Hoffman, III	54	Attorney. President of Hoffman & Walker Co., L.P.A.	1984	2009

Timothy K. Woofter	55	President, CEO and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. Partner in the Woofter Family Limited Partnership. Director of the Trade Association, Steel Tank Institute.	1985	2009

Recommendation and Vote
     Under Ohio law and Cortland Bancorp’s Code of Regulations, the three nominees receiving the greatest number of votes “FOR” election will be elected to the Board of Directors. Common shares represented by properly executed and returned proxy cards will be voted FOR the election of the Board of Directors’ nominees named above unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes, but will not be counted toward the election of directors or toward the election of the individual nominees specified on the proxy card.
The Board of Directors recommends a vote FOR the election of the nominees named above.
CONTINUING DIRECTORS
     The following information, as of March 1, 2006, concerning the age, principal occupation or employment, other affiliations and business experience of each continuing director has been furnished to Cortland Bancorp by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years.

			Director of the
		Position(s) Held with the	Company
		Company and its Subsidiaries	Continuously
Name	Age	and Principal Occupation(s)	Since	Term Expires In

Jerry A. Carleton	63	Owner of Jerry Carleton Enterprises, Inc., a general contracting and development company, since 1972. Limited Partner in Eagle Ridge Properties LLC, a development company. Professor Emeritus and advisor for campus planning and development at Kent State University Trumbull Campus, since 1995	2004	2007

K. Ray Mahan	66	President of Mahan Packing Company, a meat packing company.	1976	2007

James M. Gasior	46	Senior Vice President, Chief Financial Officer and Secretary of Cortland Bancorp; Senior Vice President, Chief Financial Officer and Secretary of the Bank. Certified Public Accountant and member of the American Institute of CPAs and the Ohio Society of CPAs.	November 2005	2007

Richard B. Thompson	57	Owner and executive of Therm-O-Link, Inc., Vulkor, Inc. and Therm-O-Link of Texas, Inc., all manufacturers of electrical wire and cable. Owner and executive of Geneva Partners, a condominium development company. Partner in Kinsman Land Company, a grocery store. Partner in Dana Partners and Dana Gas, a gas well operation. Owner of the Heritage Hill Grain Company, an agricultural business, since 2003. Partner in Stratton Creek Woodworks, a maker of wood products, and Smearcase, a real estate holding company, each since 2005. Director of Goodview, a Brazilian agricultural business.	2001	2007

			Director of the
		Position(s) Held with the	Company
		Company and its Subsidiaries	Continuously
Name	Age	and Principal Occupation(s)	Since	Term Expires In

David C. Cole	47	Partner and President of Cole Valley Motor Company, an automobile dealership. President of JDT, Inc., Cole Valley Chevrolet, CJB Properties and David Tom LTD, automobile sales, since 2001.	1989	2008

Lawrence A. Fantauzzi	58	President and Chief Executive Officer of Cortland Bancorp since November 1, 2005. President and Chief Executive Officer of the Bank since October 3, 2005. Senior Vice President, Controller and Chief Financial Officer, and Treasurer of both Cortland Bancorp and Bank from 1999 to October 2005. Senior Vice President, Controller and Chief Financial and Secretary- Treasurer of both Cortland Bancorp and the Bank from 1996 to 1999 and Controller and Treasurer of both Cortland Bancorp and the Bank since 1987. Vice President and Director of New Resources Leasing Corporation, a subsidiary of the Cortland Bancorp, since 1995.	1999	2008

Neil J. Kaback	45	Partner in Cohen & Company, an accounting firm. Member of the American Institute of CPAs and the Ohio Society of CPAs.	2004	2008
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Independence of Directors
     The Board of Directors has reviewed, considered and discussed each director’s relationships, both direct or indirect, with Cortland Bancorp and its subsidiaries and the compensation and other payments, if any, each director has, both directly or indirectly, received from or made to Cortland Bancorp and its subsidiaries in order to determine whether such director qualifies as independent under Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). The Board of Directors has determined that the Board of Directors has at least a majority of independent directors, and that each of the following directors has no financial or personal ties, either directly or indirectly, with the Cortland Bancorp or its subsidiaries (other than compensation as a director of the Cortland Bancorp and its subsidiaries, banking relationships in the ordinary course of business with the Bank and ownership of the Cortland Bancorp’s common shares as described in this proxy statement) and thus qualifies as independent under Nasdaq Marketplace Rule 4200(a)(15): Jerry A. Carleton, David C. Cole, George E. Gessner, Neil J. Kaback, K. Ray Mahan, Richard B. Thompson and Timothy K. Woofter.
     Lawrence A. Fantauzzi and James M. Gasior do not qualify as independent directors because they currently serve as executive officers of Cortland Bancorp and the Bank. James E. Hoffman, III does not qualify as independent due to the business relationship between Cortland Bancorp and Mr. Hoffman’s law firm as described under “RELATED PARTY TRANSACTIONS.”
Meetings of the Board of Directors and Attendance at Annual Meeting of Shareholders
     In 2005, the Board of Directors of Cortland Bancorp held a total of twelve (12) meetings. Each incumbent director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by the Board committees on which he served, in each case during the period of his service.
     Cortland Bancorp encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the incumbent directors and director nominees attended Cortland Bancorp’s last annual meeting of shareholders held on April 12, 2005.

Communications with the Board of Directors
     Although Cortland Bancorp has not to date adopted formal procedures by which shareholders may communicate directly with directors, it believes that its current process, wherein any communication sent to the Board, either generally or in care of the Chief Executive Officer, Secretary, the Investor Relations Officer or another corporate officer, is forwarded to all members of the Board, has adequately served the needs of the Board and shareholders. There is no screening process, and all communications that are received by officers for the Board’s attention are forwarded to the Board.
     Until any other procedures are developed and posted on Cortland Bancorp’s website at www.cortland-banks.com, any communication to the Board may be mailed to the Board, in care of the Investor Relations Officer, at Cortland Bancorp’s headquarters in Cortland, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” In addition, communication via Cortland Bancorp’s website may be used. Correspondence through the investor relations page of the website should also be directed to the Investor Relations Officer and indicate that the communication is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such communications, whether via mail or website, must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors or committee members. The Investor Relations Officer will make copies of all such communications and circulate them to the appropriate director or directors.
Board Committees
     Audit Committee
     The Board of Directors has an Audit Committee comprised of Messrs. Kaback (Chair), Thompson and Woofter. Mr. Mahan served as member of the Audit Committee until his appointment as Chairman of the Board of Cortland Bancorp and the Bank effective November 1, 2005. The Board of Directors has determined that each member of the Audit Committee qualifies as independent under Nasdaq Marketplace Rules 4200(a)(15) and 4350(d)(2) as well as under Rule 10A-3 promulgated under the Exchange Act.
     The Board of Directors has determined that the audit committee does not have an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and accounting matters to serve effectively on the Committee.
     The Audit Committee conducts its business pursuant to a written charter adopted by the Board of Directors. A current copy of the charter of the Audit Committee is posted on Cortland Bancorp’s website at www.cortland-banks.com on the investor relations page under “Cortland Bancorp Corporate Governance and Code of Ethics.” At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors for approval as necessary.
     The Audit Committee is responsible for appointing, compensating and overseeing the independent registered public accounting firm employed by Cortland Bancorp for the purpose of preparing and issuing an audit report or other audit, review or attestation services. The Audit Committee evaluates the independence of the independent registered public accounting firm on an ongoing basis. The Audit Committee also approves audit reports and plans, accounting policies, and audit outsource arrangements, including audit scope, internal audit reports, audit fees and certain other expenses. The Audit Committee is responsible for developing procedures for the receipt, retention and treatment of complaints regarding accounting, internal auditing controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
     The Audit Committee held ten (10) meetings during 2005. The Audit Committee’s report relating to the 2005 fiscal year appears on page 17.
     Executive Compensation Committee
     The Board of Directors of the Bank has an Executive Compensation Committee which also serves as the compensation committee of Cortland Bancorp. The Executive Compensation Committee is comprised of Messrs. Carleton, Cole, Gessner and Woofter (Chair). The Board of Directors has determined that each member of the Executive Compensation Committee qualifies as independent under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. In addition, each member of the Compensation Committee qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act.

     The Executive Compensation Committee oversees executive officer compensation as well as compensation under the Profit Sharing Program and the Employee Benefit Plan 401(k). The Executive Compensation Committee reviews and recommends officer compensation levels and benefit plans.
     The Executive Compensation Committee held three (3) meetings in 2005. The Executive Compensation Committee’s report on executive compensation relating to the 2005 fiscal year appears on page 10.
     Nominating Committee
     The Board of Directors has a Nominating Committee comprised of Messrs. Cole, Mahan and Woofter (Chair). The Board of Directors has determined that each member of the Governance and Nominating Committee qualifies as independent under Nasdaq Marketplace Rule 4200(a)(15). The purpose of the Nominating Committee is to:
•	identify qualified candidates for election, nomination or appointment to the Board and recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of Cortland Bancorp or as vacancies occur;

•	make recommendations to the full Board and the Chairman of the Board regarding assignment and rotation of members and chairs of committees of the Board;

•	recommend the number of directors to serve on the Board; and

•	undertake such other responsibilities as may be referred to the Nominating Committee by the full Board or the Chairman of the Board.
     The Nominating Committee held two (2) meetings during 2005. The charter of the Nominating Committee is reviewed annually and is available on Cortland Bancorp’s website at www.cortland-banks.com on the investor relations page under “Cortland Bancorp Corporate Governance and Code of Ethics.”
Nominating Procedures
     As described above, Cortland Bancorp has a standing Nominating Committee that has the responsibility to identify and recommend individuals qualified to become directors. Each candidate must satisfy the eligibility requirements set forth in Cortland Bancorp’s Code of Regulations, Article Two, Section 2.01 “Authority and Qualifications.” No person who has attained the age of 70 shall be eligible for election as a director, and each director must hold shares of stock of Cortland Bancorp with an aggregate par value or stated value of $500, an aggregate shareholder equity of at least $500, or an aggregate fair market value of at least $500.
     When considering potential candidates for the Board, the Nominating Committee strives to assure that the composition of the Board, as well as its practices and operation, contributes to an effective representation and advocacy of shareholders’ interest. The Nominating Committee may consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, diversity, strength of character, experience with business and organizations comparable in size and scope to Cortland Bancorp, experience and skills relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more heavily than others by the Nominating Committee.
     In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in Cortland Bancorp’s Code of Regulations, there are no specific minimum qualifications that must be met by a Nominating Committee recommended nominee. However, the Nominating Committee does believe that each member of the Board should be of the highest character and integrity; possess a reputation for working constructively with others; have sufficient time to devote to Board matters; and be without any conflict of interest that would impede the individual’s performance as a director.
     The Nominating Committee will consider candidates for the Board from any reasonable source, including shareholder recommendations. The Nominating Committee will not evaluate candidates differently based on who has made the recommendation. The Nominating Committee will have the authority to hire and pay a fee to consultants or search firms for the purpose of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants, search firms or any other individuals.
     According to Section 2.03(B) of Cortland Bancorp’s regulations, any shareholder who desires to nominate an individual to the Board must provide timely written notice. To be timely, the notice must be mailed to the President of

Cortland Bancorp at least 14 days but no more than 50 days, before the meeting at which directors will be elected, or within 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days after Cortland Bancorp mails notice of the meeting. The shareholder’s notice of nomination must give:
•	the name and address of the nominee;

•	the principal occupation of the nominee;

•	the approximate number of shares the shareholder making the nomination reasonably anticipates will be voted in favor of the proposed nominee;

•	the name and address of the shareholder making the nomination; and

•	the number of shares beneficially owned by the shareholder making the nomination.
     We will disregard a shareholder’s nomination if it is not made in compliance with these rules and standards.
Code of Ethics
     Cortland Bancorp has adopted a code of ethics as part of its corporate compliance program. The code of ethics applies to all of the Cortland Bancorp’s officers and employees, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics is posted on the investor relations page of the Company’s website at www.cortland-banks.com under “Cortland Bancorp Corporate Governance and Code of Ethics.” Any amendments to, or waivers from, this code of ethics will be posted on this same website.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During 2005, Cortland Bancorp and the Bank retained the legal services of Gessner & Platt, Co., LPA. Mr. George E. Gessner, a member of Cortland Bancorp’s Board of Directors and the Executive Compensation Committee, is also a member of Gessner & Platt Co., LPA. Also, Messrs. Robert M. Platt, Sr. and Robert M. Platt, Jr. of Gessner & Platt, Co., LPA are the brother and nephew, respectively, of Rodger W. Platt, Cortland Bancorp’s retired President and Chairman of the Board and the Bank’s retired President, Chairman, and Chief Executive Officer.
BOARD COMPENSATION
Retainer and Fees
     Currently, the Board of Directors of Cortland Bancorp and the Board of Directors of the Bank consist of the same individuals. Non-employee directors of Cortland Bancorp serve without retainer or fee for services on the Board of Directors of Cortland Bancorp. Instead, they are paid by the Bank for services rendered in their capacities as directors of Cortland Bancorp and the Bank.
     In 2005, non-employee directors of the Bank received a $15,000 annual retainer and employee directors of the Bank received a $6,000 annual retainer. On October 1, 2005, the non-employee Bank director retainer was increased to $18,000 annually and the employee Bank director retainer was increased to $7,200 annually. Directors of the Bank (both employee and non-employee directors) may also elect to participate in the Bank’s healthcare plans.
Director Emeritus Compensation
     For up to ten years after retirement as a director, an emeritus director of the Bank is paid $300 (increased in October from $250) for each meeting attended. Emeritus directors are also entitled to continue participation in the Bank’s health care plan, although the former director is responsible for paying 100% of the Bank’s cost to maintain coverage, currently $365.07 monthly. After the emeritus director’s death, his or her spouse may similarly maintain health care coverage, at his or her cost. Rodger Platt is now an emeritus director. The fees he received as an emeritus director are included in the Summary Compensation Table. Emeritus directors participate in Board meetings but are not entitled to vote on any matters coming before the Board.
Retirement Agreements and Insurance for Non-Employee Directors
     Directors Carleton, Cole, Gessner, Hoffman, Kaback, Mahan, Thompson, and Woofter are parties to Director Retirement Agreements with Cortland Bancorp. The Director Retirement Agreements promise a post-retirement benefit of $10,000 payable annually for 10 years if the director retires after reaching his normal retirement age, which is a function of years of service on the Board and attained age. Normal retirement ages for these directors are age 61 (Mr. Cole), age 62 (Mr.

Hoffman), age 63 (Messrs. Mahan and Woofter), age 66 (Mr. Gessner), age 67 (Mr. Kaback) and age 70 (Messrs. Carleton and Thompson). A reduced annual retirement benefit (In 2006, the benefit for Mr. Carleton is $1,602; $3,642 for Mr. Cole; $5,631 for Mr. Gessner; $4,689 for Mr. Hoffman; $1,590 for Mr. Kaback; $3,982 for Mr. Thompson and $4,701 for Mr. Woofter. Mr. Mahan has reached his normal retirement age.) is payable if the director terminates service or becomes disabled before reaching the normal retirement age, but the benefit is not payable until the director finally reaches his normal retirement age. If termination of the director’s service occurs within one year after a change in control of Cortland Bancorp, the director will receive cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp. The Director Retirement Agreement benefits to which a director is entitled are payable to his beneficiary after the director’s death, but if the director dies in active service to Cortland Bancorp before reaching his normal retirement age, his beneficiary will be entitled to cash in a single lump sum equal to the retirement benefit expense accrued by Cortland Bancorp.
     Cortland Bancorp purchased insurance on the lives of directors who are parties to the Director Retirement Agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with the directors’ designated beneficiaries. Each director’s portion of the policy’s death benefit is $100,000, payable to the director’s beneficiary whether the director’s death occurs while in active service to Cortland Bancorp or after retirement. Cortland Bancorp will receive any death benefits remaining after payment to the director’s beneficiary. Cortland Bancorp fully paid the premiums for the policies, but expects to recover the premium in full from its portion of the policies’ death benefits.
     Cortland Bancorp purchased the split dollar life insurance policies as informal financing for its payment obligations under the Director Retirement Agreements. Although Cortland Bancorp expects the life insurance benefits to ultimately offset the premium payment obligations, the non-employee directors’ contractual entitlements under the Director Retirement Agreements are not funded and remain contractual liabilities of Cortland Bancorp.
Director Indemnification
     At the annual meeting of shareholders held on April 12, 2005, the shareholders of Cortland Bancorp approved the form and use of indemnification agreements for directors of Cortland Bancorp. On May 24, 2005 Cortland Bancorp entered into indemnification agreements with each of the current directors. The indemnification agreements allow a director to select the most favorable indemnification rights provided under:
•	Cortland Bancorp’s Articles of Incorporation or Regulations in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	state law in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	any liability insurance policy in effect when a claim is made against the director or on the date expenses are incurred; and

•	any other indemnification arrangement otherwise available.
     The indemnification agreements cover all fees, expenses, judgments, fines, penalties, and settlement amounts paid in any matter relating to the director’s role as director, officer, employee, agent or when serving as Cortland Bancorp’s representative with another entity. Each indemnification agreement provides for the prompt advancement of all expenses incurred in a proceeding, subject to the director’s obligation to repay those advances if it is determined later that the director is not entitled to indemnification.
EXECUTIVE COMPENSATION COMMITTEE REPORT
Compensation Philosophy and Objectives
     The goal of Cortland Bancorp and the Bank is to attract, retain, and motivate all employees, and to:
•	reward performance that increases the value of Cortland Bancorp common shares;

•	attract, retain, and motivate executives with competitive compensation opportunities;

•	encourage management ownership of Cortland Bancorp’s common shares; and

•	balance short-term and long-term strategic goals.
Executive Compensation Generally
The Executive Compensation Committee evaluates the performance of the executive officers of Cortland Bancorp and the Bank, including the Chief Executive Officer. In evaluating executive officer performance, the Executive Compensation Committee takes into account:

•	job knowledge, initiative, and originality;

•	quality and accuracy of work performed and priority setting;

•	customer relations;

•	subordinate feedback and ability to provide instruction to staff; and

•	the relationship of these factors to Cortland Bancorp’s and the Bank’s achievement of their overall objectives and profitability.
Profit Sharing Program
     The Bank maintains a discretionary profit sharing program for its executive officers and employees. If the Bank achieves its profit goal for the fiscal year, the Board may (but is not required to) approve profit sharing. Each employee receives one point for every ten years of service and one point for every thousand dollars of pay earned during the year. This total is multiplied by a factor determined by the Board and the new total is multiplied by a factor representing the employee’s job grade, placement within that job grade and most recent performance review. The Bank’s profit goal was not achieved in 2004 or 2005. As a consequence no profit-sharing distributions were made for those years.
Employee Benefit Plan 401(k)
     Employees may make pre-tax contributions from 1% to 15% of eligible pay through payroll deduction to the Bank’s defined contribution 401(k) plan. Internal Revenue Service dollar limits apply. The Bank makes matching contributions equal to 100% of pre-tax contributions up to 5% of eligible pay. Contributions to the 401(k) Plan, plus any earnings they generate, are fully and immediately vested.
CEO Compensation
     As the principal executive officer of Cortland Bancorp and the Bank, Mr. Fantauzzi’s key responsibilities include:
•	directing and guiding Bank activities to assure short and long range profitability and fulfillment of planned business objectives;

•	taking the initiative for organizational changes, new products and services, expansion of the Bank’s service area, and strategic planning;

•	communicating policies and goals to officers and department heads;

•	monitoring employee morale;

•	maintaining esprit de corps to encourage high productivity;

•	ensuring the integrity of the assets of Cortland Bancorp and the Bank;

•	cultivating positive customer relationships;

•	explore potential bank and non-bank business opportunities for enhancing the profitability of both Cortland Bancorp and the Bank;

•	sustaining and enhancing shareholder relations and communications; and

•	promoting community involvement.
     The Executive Compensation Committee’s evaluation of the Chief Executive Officer’s compensation is based upon the Executive Compensation Committee’s assessment of:
•	the CEO’s performance of his key responsibilities which include profitability of both Cortland Bancorp and the Bank;

•	growth and operating results of Cortland Bancorp and the Bank;

•	challenges that exist in achievement of corporate objectives, and the CEO’s progress overcoming the challenges arising from time to time;

•	compensation practices at peer group institutions; and

•	the CEO’s level of responsibility in comparison to chief executives of other peer group institutions.
     Peer group comparison data are derived from a variety of sources, including the Bank Administration Institute, SNL Securities, the Ohio Bankers Association, and information provided by compensation consultants engaged from time to time. Cortland Bancorp and the Bank consider their peer group to consist of publicly held, community-based regional bank and bank holding companies in Ohio with total assets between $350 million and $600 million.

     Mr. Fantauzzi became President and Chief Executive Officer of Cortland Bancorp in November of 2005 and the Bank in October 2005, following Mr. Rodger W. Platt’s retirement. As part of the Executive Compensation Committee’s review of his performance, Mr. Fantauzzi completes a self-evaluation rating his performance on an ascending scale of 1 to 5. Mr. Fantauzzi completes his review in conjunction with the performance and merit reviews for all employees. In September of 2005 the Bank granted performance and merit adjustments for its employees. The Executive Compensation Committee recommended and the Board approved that Mr. Fantauzzi’s salary effective September 1, 2005 be increased from $145,938 to $185,000 based on a performance rating of 4.5 out of a possible 5 and his election to the position of President and Chief Executive Officer of Cortland Banks. Mr. Fantauzzi’s salary reflects the effectiveness of his leadership, vision, and focus in achieving corporate objectives and enhancing shareholder value, and a comparative analysis of chief executive compensation at other peer group institutions.
     In anticipation of his retirement and upon his request, the Executive Compensation Committee did not consider an increase in salary for Mr. Platt in 2005. Mr. Platt’s salary was increased in February of 2004 in conjunction with the performance and merit reviews for all employees and remained at $242,788 until his retirement.
Deductibility Under Internal Revenue Code Section 162(m)
     Cortland Bancorp believes it is in shareholders’ best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. Cortland Bancorp and the Bank recognize, however, that Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Executive Compensation Committee currently intends to structure performance-based compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The Board of Directors and the Executive Compensation Committee could award non-deductible compensation in other circumstances as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued, we can give you no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.
Conclusion
     The Executive Compensation Committee believes that Mr. Fantauzzi and his executive team have provided outstanding service to Cortland Bancorp and to the Bank. The Executive Compensation Committee will work to ensure that the executive compensation programs continue to meet our strategic goals as well as our overall objectives.
Submitted by the Executive Compensation Committee
     Jerry A. Carleton, David C. Cole, George E. Gessner and Timothy K. Woofter
EXECUTIVE COMPENSATION
     Cortland Bancorp does not provide any monetary compensation directly to its executive officers. Instead, the executive officers of Cortland Bancorp are paid by the Bank for services rendered in their capacity as executive officers of Cortland Bancorp and the Bank. For the President and Chief Executive Officer and for the Bank’s four other most highly compensated executive officers, who were serving as executive officers at the end of 2005 and whose total compensation (including salary and bonus, if any) exceeded $100,000, the following table shows all forms of compensation paid or payable to the named executive officers for services in all capacities for the years indicated:

Summary Compensation Table

		Annual Compensation
				($)	($)
Name and		($)	($)	Other Annual	All Other
Principal Position	Year	Salary (1)	Bonus (2)	Compensation	Compensation(4)
Rodger W. Platt President and Chairman of the Board of Cortland	2005	$232,565.00	$242,788.00	(3)	$245,793.00
Bancorp and President, Chairman, and CEO of the	2004	$249,413.00	$0.00	(3)	$15,763.00
Bank until November 2005	2003	$239,524.00	$0.00	(3)	$17,000.00

Lawrence A. Fantauzzi President and Chief Executive Officer of Cortland	2005	$172,458.00	$0.00	(3)	$12,607.00
Bancorp and the Bank since	2004	$155,730.00	$0.00	(3)	$11,681.00
November 2005	2003	$150,013.00	$0.00	(3)	$8,904.00

James M. Gasior Chief Financial Officer and	2005	$137,197.00	$0.00	(3)	$8,122.00
Secretary of Cortland Bancorp	2004	$130,491.00	$0.00	(3)	$7,762.00
and the Bank	2003	$125,274.00	$0.00	(3)	$6,817.00

Timothy Carney Senior Vice President and	2005	$120,533.00	$0.00	(3)	$6,773,00
Chief Operations Officer	2004	$107,985.00	$0.00	(3)	$6,106.00
of the Bank	2003	$102,795.00	$0.00	(3)	$5,518..00

Stephen A. Telego, Sr. Senior Vice President and Director	2005	$113,660.00	$0.00	(3)	$7,577.00
of Human Resources and Corporate	2004	$106,680.00	$0.00	(3)	$6,541.00
Administration of the Bank	2003	$106,680.00	$0.00	(3)	$6,359.00

(1)	For Rodger W. Platt and Lawrence A. Fantauzzi, the salary figures for 2003 and 2004 include director’s fees of $6,000.00. For Rodger W. Platt and Lawrence A. Fantauzzi, the salary figure for 2005 includes director’s fees of $6,300.00. For James M. Gasior, the salary figure for 2005 includes director’s fees of $1,200.00. Salary figures also include amounts deferred at the election of the named executive officers under the Bank’s 401(k) plan.

(2)	In recognition of Mr. Platt’s service of more than 40 years with the Bank, the board granted him a bonus of $242,788 upon his retirement in 2005.

(3)	Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.

(4)	Consists of the Bank’s contribution to the 401(k) plan accounts for the named executive officers and the imputed monetary value of life insurance policies for the named executive officers. For 2005, the Bank made contributions of $9,161.73 to the 401(k) plan account of Mr. Platt, $8,037.21 to the account of Mr. Fantauzzi, $6,799.84 to the account of Mr. Gasior, and $6,062.64 to the account of Mr. Carney and $5,682.97 to the account of Mr. Telego. The imputed value of life insurance policies for income tax purposes in 2005, were $236,631.00 for Mr. Platt, $4,569.34 for Mr. Fantauzzi, $1,321.85 for Mr. Gasior, $745.90 for Mr. Carney and $1,894.50 for Mr. Telego.

(5)	Mr. Fantauzzi succeeded Mr. Platt as President and Chief Executive Officer in November 2005. For the first ten months Mr. Fantauzzi served as Senior Vice President of theBank and Chief Financial Officer, Controller, and Secretary-Treasurer of Cortland Bancorp and the Bank.
Salary Continuation Agreements and Life Insurance
     Cortland Bancorp and the Bank do not have a defined benefit pension plan promising benefits based on final compensation and years of service. However, effective March 1, 2001, the Bank entered into defined benefit salary continuation agreements with eight officers, including the five executive officers identified in the Summary Compensation Table. The agreements are intended to provide the officers with an annual benefit for 15 years of approximately 60% of their estimated final compensation at the normal retirement age of 65, taking into account anticipated benefits payable to the retired officer under the Bank’s 401(k) plan and Social Security benefits. The salary continuation agreements provide for reduced benefits in the case of early termination on or after reaching the early retirement age (age 62 for officers other than Mr. Platt, age 65 for Mr. Platt), or in the case of termination due to disability occurring at any age, but in either case benefits do not become payable until the officer finally reaches the normal retirement age. Benefits are fixed under the salary continuation agreements regardless of whether actual final compensation equals the final compensation estimate established when the Bank entered into the agreements. Payment of benefits is accelerated if the officer’s service with the Bank terminates within one year after a change in control, whether termination is voluntary or involuntary. However, no benefits are payable if the officer’s employment is terminated for cause, if he is removed from office by an order issued under the Federal Deposit Insurance Act, if a receiver is appointed under the Federal Deposit Insurance Act, or if the FDIC enters into an agreement to provide assistance under the Federal Deposit Insurance Act to the Bank.
     The salary continuation agreements of five of the eight officers were amended in 2003, including the agreements of Messrs. Carney, Fantauzzi, Gasior, and Telego (but not Mr. Platt), by adoption of Second Amended Salary Continuation Agreements. The purpose of the amendment was to increase the fixed benefit promised by the salary continuation agreements, targeting the fixed benefit at 60% of projected final compensation at normal retirement age (less benefits attributable to the Bank’s contributions to the officer’s 401(k) plan account and the Bank’s portion of the officer’s Social Security benefits).
     With a single premium payment of $2.3 million, on December 29, 2000, the Bank purchased insurance policies on the lives of the eight officers who are parties to salary continuation agreements. The Bank expects to recover in full the premium paid by it from the Bank’s portion of the policies’ death benefits. If the officer dies before age 65 in active service to the Bank, instead of salary continuation agreement benefits, the officer’s beneficiaries will receive a life insurance death benefit in a fixed amount. The life insurance benefit will be paid under the terms of a split dollar agreement entered into by the officer and the Bank at the same time as the salary continuation agreements. The Bank will receive the remainder of the life insurance death benefits. If the officer dies after termination of employment, the beneficiaries will receive any payments to which the officer would have been entitled under the salary continuation agreement, but none of the proceeds of the life insurance. With an additional single premium payment of $2.5 million in July 2003, the Bank purchased additional insurance policies to support the enhanced benefits payable under the Second Amended Salary Continuation Agreements and the benefit payable under the new salary continuation agreement for a ninth officer.
     The Bank purchased the split dollar life insurance policies as informal financing for the salary continuation agreement payment obligation arising out of an officer’s death before retirement. Although the Bank expects the split dollar life insurance policy benefits to support the payment obligations under the salary continuation agreements, the officers’ contractual entitlements under the agreements are not funded and remain contractual liabilities of the Bank.
     The table to follow shows benefits payable under the salary continuation agreements, as well as the life insurance death benefits payable under the associated split dollar agreements, for the executive officers named in the Summary Compensation Table. The Bank has also agreed to pay legal fees incurred by the officers associated with the interpretation, enforcement or defense of their rights under the salary continuation agreements, up to a maximum of $500,000 individually.
Benefits Payable under the Salary Continuation Agreements (1)
Annual benefits payable for 15 years for

					Lump sum
	Early termination	Early			payable for	Life
	occurring	termination			termination	insurance
	in 2006 —	occurring at			within one	death benefit
	benefit payable	age 62 —	Disability	Termination	year after a	if the
	at normal	benefit payable	occurring in 2006	on or after	change in	executive
	retirement	at normal	benefit payable	normal	control	dies in active
Named executive	age	retirement	at normal	retirement	occurring in	service to the
officer	(2)	age (3)	retirement age	age (4)	2006 (5)	Bank (6)

Rodger W. Platt	$ n/a	$ n/a	$ n/a	$60,000	$ n/a	$ n/a	(7)
Lawrence A. Fantauzzi	$0	$69,405	$38,764	$85,700	$515,247	$807,051
James M. Gasior	$0	$68,045	$20,275	$72,100	$193,276	$678,977
Stephen A. Telego, Sr	$0	$65,819	$26,284	$74,500	$312,812	$701,578
Timothy Carney	$0	$65,223	$17,433	$67,200	$123,707	$632,833

(1)	The benefits shown in the table for Messrs. Carney, Fantauzzi, Gasior, and Telego are based on their December 2003 Second Amended Salary Continuation Agreement and Second Amended Split Dollar Agreement and Endorsement. The benefits shown in this table and the Bank’s costs for the insurance purchased on officers’ lives are not reflected in the Summary Compensation Table included elsewhere in this proxy statement.

(2)	No benefits are payable if service terminates before the early retirement age, which is age 62 for officers other than Mr. Platt But if termination of service at any age is due to disability or if it follows within one year after a change in control, benefits are payable under the agreements regardless of the executive’s age when termination occurs. In the case of early termination or disability, payments under the agreements do not begin until the executive finally attains the normal retirement age.

(3)	For each year of service after reaching age 62 (the early retirement age), the early termination benefit increases in amount until normal retirement age. Messrs. Fantauzzi, Gasior, Telego and Carney do not become vested in the early termination benefit until they attain age 62 in 2009, 2021, 2015, and 2027, respectively.

(4)	The normal retirement age is 65 for officers other than Mr. Platt, for whom the retirement age is 70. Mr. Platt attained normal retirement age in 2005 and retired effective November 2005. The annual $60,000 normal retirement age benefit payment to Mr. Platt has begun in accordance with his August 15, 2002 Amended Salary Continuation Agreement. His August 15, 2002 Amended Split Dollar Agreement terminated with Mr. Platt’s retirement.

(5)	The amount shown assumes a change in control occurs by the end of 2005 and that the officer’s employment terminates immediately after the change in control. The lump-sum benefit payable for termination within one year after a change in control is the discounted present value of the total retirement benefit expense expected to be accrued by the Bank at the officer’s normal retirement age, using a discount rate of 6.75% with monthly compounding. The lump sum change-in-control benefit is payable within three days after termination of employment, provided that termination occurs within one year after the change in control. Officers are entitled to an excise tax gross-up benefit under their severance agreements if the total payments and benefits due them as a result of a change in control exceeds the limits under Section 280G of the Internal Revenue Code. The excise tax gross-up benefit is discussed elsewhere in this proxy statement. The potential gross-up benefits are not reflected in the table above.

(6)	The death benefit is payable under split dollar agreements associated with and entered into at the same time as the salary continuation agreements. If the officer’s death occurs in active service to the Bank, the death benefit would be paid under the split dollar agreement and no benefits would be paid under the salary continuation agreement. But the split dollar agreements terminate when the officer’s employment terminates or when the officer attains the normal retirement age.

(7)	Although the August 15, 2002 Amended Split Dollar Agreement associated with Mr. Platt’s Amended Salary Continuation Agreement terminated with his retirement, Mr. Platt remains entitled to death benefits under two separate split dollar agreements having to do with the same insurance policy. Together, those split dollar agreements promise payment to Mr. Platt’s beneficiaries of a death benefit consisting of the entirety of the net death benefit payable under the insurance policy on Mr. Platt’s life. The net death benefit consists of the policy’s total death benefit minus policy cash surrender value, or net death benefits currently estimated to be approximately $350,000. If the insurance policy is cancelled, the split dollar agreements provide that the Bank must at Mr. Platt’s death pay an equivalent death benefit to Mr. Platt’s beneficiaries, along with a tax gross-up benefit to compensate for the fact that employer-paid death benefits are taxable, in contrast to insurance proceeds.
Group Term Carve-Out Plan
     On December 29, 2000, the Bank purchased insurance policies on the lives of 22 officers, for which the Bank made a single premium payment of approximately $2.8 million. Currently, a corporation can provide its employees with a group term life insurance policy death benefit of up to $50,000 on a tax-free basis. The cost of providing a death benefit exceeding $50,000 is currently taxed to the employee as ordinary income. The Group Term Carve-Out Plan replaces the taxable portion of the group term life insurance plan with tax-free permanent life insurance. The 22 officers covered by the group term carve-out split dollar insurance include Mr. Fantauzzi, Mr. Gasior, Mr. Telego and Mr. Carney.
     The Bank and the officers share rights to death benefits payable under the policies. An officer’s beneficiaries are entitled to an aggregate amount equal to —
1)	the lesser of (a) $500,000 or (b) twice the officer’s current annual salary at the time of death, less $50,000, if he or she dies before retirement; or

2)	the lesser of (a) $500,000 or (b) the officer’s most recent salary at the time of death
—	if he or she dies after retirement (provided he or she did not retire before the early retirement age of 62);

—	if his or her employment shall have previously terminated within one year after a change in control, whether termination was voluntary or involuntary; or

—	if employment terminated due to disability.
     The Bank receives the remainder of the death benefits, which the Bank expects to be sufficient to recover in full the premium paid by the Bank. No benefits are payable under the plan to any officer whose employment terminates before the age of 62, unless termination is due to disability or unless termination followed within one year after a change in control (as defined in the Group Term Carve-Out Plan). Benefits payable to the officers’ beneficiaries are payable in a lump sum. The officers also have life insurance benefits under the Bank’s group term life insurance program for all employees, paying benefits up to $50,000 to the employee’s beneficiaries if the employee dies while employed by the Bank. The Bank’s costs for the insurance purchased on officers’ lives are not reflected in the Summary Compensation Table included elsewhere in this proxy statement.
Severance Agreements
     To assure itself of the continuity of management and to ensure that management is not unduly distracted by potential changes in control that could affect their financial security, Cortland Bancorp and the Bank entered into severance agreements with Messrs. Fantauzzi, Gasior, Telego, and Carney and with three other persons who continue to serve as Bank officers. The initial term of each severance agreement is three years, renewing each year for an additional one-year term unless the Board of Directors gives advance written notice that the contract will not automatically renew. The severance agreement terminates when the officer attains age 65.
     The severance agreement provides that the executive is entitled to severance compensation if a change in control occurs during the term of the agreement, payable in a single lump sum. The severance compensation equals the officer’s annual salary when the change in control occurs, plus the amount of any bonus earned for the last whole calendar year. Under the severance agreements, a change in control means any of the following events occur —
•	Merger: Cortland Bancorp merges into or consolidates with another corporation, or merges another corporation into Cortland Bancorp, with the result in either case that less than 50% of the total voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were Cortland Bancorp shareholders immediately before the merger or consolidation;

•	Acquisition of Significant Share Ownership: a person or group of persons acting in concert acquires the power to vote 25% or more of Cortland Bancorp’s common shares;

•	Acquisition of Control of Cortland Bancorp: Cortland Bancorp’s Board of Directors determines (i) that a person has acquired the power to direct Cortland Bancorp’s management or policies and (ii) that this constitutes an acquisition of control for purposes of the Bank Holding Company Act and the Change in Bank Control Act and regulations thereunder. Under the Bank Holding Company Act and the Change in Bank Control Act, control is conclusively presumed to exist when an acquiror has 25% ownership of a bank holding company, and control may be rebuttably presumed to exist when the acquiror has 10% ownership. Control determinations under the Bank Holding Company Act and the Change in Bank Control Act are highly dependent on the facts of each case and are not necessarily based on stock ownership alone;

•	Change in Board Composition: during any period of two consecutive years individuals who constituted the Board of Directors of Cortland Bancorp or the Bank at the beginning of the two-year period cease for any reason to constitute at least a majority (but directors first elected during the two-year period who were nominated by vote of at least two-thirds (2/3) of the directors are treated as if they were themselves directors at the beginning of the two-year period); or

•	Sale of Assets: Cortland Bancorp sells substantially all of its assets to a third party.
     If a change in control occurs and the total benefits or payments to which an officer is entitled as a result are subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code (whether the benefits or payments arise under the severance agreement or under another compensation plan or arrangement, such as the salary continuation agreements or the Group Term Carve-Out Plan), four of the officers who are parties to a Severance Agreement will be entitled to an additional “gross-up” benefit under their agreements. Those officers are Messrs. Carney, Fantauzzi, Gasior and Telego. The gross-up payment would approximate 80% of the amount that would be necessary for the officer’s net benefits after payment of income, payroll, and excise taxes to equal the total change-in-control benefits promised under the severance agreement, the salary continuation agreement, or other benefit plans and arrangements. Specifically, the payment would include reimbursement of 100% of the excise tax plus 80% of the excess amount necessary to fully reimburse the officer for income, payroll, and excise taxes imposed. The gross-up payment would not be deductible by Cortland Bancorp or the Bank. Internal Revenue Code Section 280G disallows an employer’s compensation deduction for so-called “excess parachute payments,” and Internal Revenue Code Section 4999 imposes a 20% excise tax on an officer who receives an excess parachute payment. In general, benefits arising out of a change in control, such as severance benefits and accelerated payment or accelerated vesting under salary continuation agreements or stock options, constitute parachute payments under the Internal Revenue Code if their value — calculated according to IRS procedures — exceeds the officer’s average taxable compensation over the preceding five years multiplied by three. If the change-in-control benefits exceed that threshold, the officer incurs an excise tax equal to 20% of the amount exceeding his or her average taxable compensation over the preceding five years, and the employer forfeits its compensation deduction for benefits exceeding the five-year average.
     If an officer’s employment terminates within one year after a change in control, Cortland Bancorp must also continue his life, health and disability insurance coverage for up to three years, along with fringe benefits such as club memberships. The officer will also be entitled to out-placement services for one year, and tax and financial planning services for three years after termination. The severance agreements also include a promise on the part of Cortland Bancorp and the Bank to pay officers’ legal fees associated with the interpretation, enforcement, or defense of their rights under the severance agreements, up to a maximum of $500,000, individually, as adjusted for inflation from time to time.
     The Second Amended Salary Continuation Agreements of Messrs. Carney, Fantauzzi, Gasior, and Telego define the term “change in control” to mean any of the transactions or events described above (i.e., merger, acquisition of 25% of Cortland Bancorp’s shares, change in a majority of the Board and sale of assets).
RELATED PARTY TRANSACTIONS
     During 2005, Cortland Bancorp and the Bank retained the legal services of Gessner & Platt, Co., LPA. Mr. George E. Gessner, a member of Cortland Bancorp’s Board of Directors, is also a member of Gessner & Platt Co., LPA. Also, Messrs. Robert M. Platt, Sr. and Robert M. Platt, Jr. of Gessner & Platt, Co., LPA are the brother and nephew, respectively, of Rodger W. Platt, Cortland Bancorp’s retired President and Chairman of the Board and the Bank’s retired President, Chairman, and Chief Executive Officer.
     During 2005, Cortland Bancorp and the Bank retained the legal services of Hoffman & Walker Co., LPA during 2005. James E. Hoffman, III, a member of Cortland Bancorp’s Board of Directors, is also a 60% shareholder of Hoffman & Walker Co., LPA. The aggregate amount of fees paid to Hoffman & Walker Co., LPA by the Cortland Bancorp and the Bank during 2005 was $11,495, which was approximately 5.35% of the law firm’s 2005 gross revenues.
     During the 2005 fiscal year, executive officers and directors of Cortland Bancorp, members of their immediate families and corporations or organizations as to which directors of Cortland Bancorp serve as executive officers or beneficially own more than 10% of the equity interest, were involved in banking transactions with the Bank in the ordinary course of their respective businesses and in compliance with applicable federal and state laws and regulations. It is expected that similar banking transactions will be entered into in the future. Payments from the Bank to such persons in connection with the deposit of funds or those bank subsidiaries’ acting in an agency capacity have been made on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with Cortland Bancorp or its subsidiaries. Loans to these persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with Cortland Bancorp or its subsidiaries. These loans have been subject to and are presently subject to no more than a normal risk of uncollectibility and present no other unfavorable features. As of the date of this proxy statement, all of the loans described in this paragraph were performing in accordance with their original terms.
AUDIT COMMITTEE MATTERS
Audit Committee Report for the Fiscal Year Ended December 31, 2005
     The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2005 and has discussed the audited financial statements with management. The Audit Committee has also discussed with Packer Thomas, Cortland Bancorp’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from Packer Thomas required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the independent registered accounting firm’s independence), and has discussed with Packer Thomas the independent registered accounting firm’s independence. Based on this, the Audit Committee recommended to the Board that Cortland Bancorp’s audited consolidated financial statements be included in Cortland Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
     Neil J. Kaback, Richard B. Thompson and Timothy K. Woofter

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
     The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has been designated the authority by the Committee to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting. All of the services rendered by Packer Thomas to Cortland Bancorp and its subsidiaries for each of the 2005 fiscal year and the 2004 fiscal year were pre-approved by the Audit Committee.
Fees of Independent Registered Public Accounting Firm
     On November 25, 2003, the Audit Committee appointed the firm of Packer Thomas to serve as the registered public accounting firm for Cortland Bancorp for a three year period ending December 31, 2006. Fees billed for services rendered by Packer Thomas for each of the 2005 fiscal year and the 2004 fiscal year were as follows:

	2005	2004

Audit Fees (1)	$147,975	$92,285
Audit-Related Fees (2)	15,000	11,987
Tax Fees (3)	11,700	11,100
All Other Fees	-0-	-0-

(1)	Audit fees consist of fees for professional services rendered for the audits of the consolidated financial statements of Cortland Bancorp and quarterly reviews of the financial statements included in Cortland Bancorp’s Quarterly Reports on Form 10-Q.

(2)	Audit-related fees include the financial statement audits of employee benefit plans.

(3)	Tax fees include U.S. federal, state and local tax planning and advice, and U.S. federal, state and local tax compliance.
Notification of Appointment of Independent Registered Public Accounting Firm
     The Audit Committee has appointed the firm of Packer Thomas to serve as independent registered public accounting firm for Cortland Bancorp for the 2006 fiscal year. Packer Thomas has served as Cortland Bancorp’s independent auditors/independent registered public accountants since 1994. Representatives of Packer Thomas are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

CORTLAND BANCORP PERFORMANCE GRAPH
CUMULATIVE VALUE OF $100 INVESTMENT
Comparison of Five-Year Cumulative Total Return Among Cortland Bancorp,
The Russell 3000 Index and SNL Securities Index of Banks with Assets Under $500Million. (1)

	Period Ending
Index	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005

Cortland Bancorp	100.00	134.40	174.69	213.41	182.36	157.25
Russell 3000 Index	100.00	102.49	81.49	120.00	142.00	148.46
SNL Bank Index (under $500 million)	100.00	138.33	177.16	258.59	298.49	316.04

(1)	Assumes that on December 31, 2000, $100 each was invested in the common shares of Cortland Bancorp, the Russell 3000 Index, and the SNL Bank Index, with all subsequent dividends reinvested. Cortland Bancorp is not among the banking companies included in the SNL Bank Index, nor is it included in the Russell 3000 Index. SNL Securities provided information for Cortland Bancorp, the Russell 3000 Index and the SNL Bank Index. The S & P 500 Index, referenced in previous years, has been replaced by an index representing a broader universe of stocks, the Russell 3000 Index, and which has performed similar to the S & P Index over the time periods referenced above. Past performance provides no guarantee or assurance that similar results can or will be achieved in the future.
SUBMISSION OF SHAREHOLDER PROPOSALS
     If any shareholder of the Corporation wishes to submit a proposal to be included in next year’s Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 2007, the proposal must be received by the Secretary of Cortland Bancorp prior to the close of business on November 17, 2006. Upon receipt of a shareholder proposal, Cortland Bancorp will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.

     If a shareholder intends to present a proposal at the 2007 Annual Meeting, but has not sought the inclusion of such proposal in Cortland Bancorp’s proxy materials, such proposal must be received by the Secretary of Cortland Bancorp prior to January 31, 2007, or the management proxies for the 2007 Annual Meeting will be entitled to use their discretionary voting authority, should such proposal then be raised, without any discussion of the matter in Cortland Bancorp’s proxy material.
DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS
     SEC rules provide for “householding,” which permits the Cortland Bancorp to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if Cortland Bancorp believes such shareholders are members of the same family or otherwise share the same address or in which one shareholder has multiple accounts, if in each case such shareholder(s) have not opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and a separate proxy card. The householding procedure reduces the volume of duplicate information that shareholders may receive and reduces Cortland Bancorp’s expense. Cortland Bancorp may institute householding in the future, and will notify those registered shareholders who will be affected by householding at that time.
     Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of the Cortland Bancorp, you may have received householding information from your broker, bank or other nominee in the past. Please contact the holder of record directly if you have any questions, require additional copies of the proxy statement or our annual report to shareholders for the 2005 fiscal year, or to revoke your consent to household and, thereby, receive multiple copies once again. These options are available to you at any time.
OTHER BUSINESS
     As of the date of this proxy statement, the Board of Directors knows of no other matters that will be presented for action at the Annual Meeting other than those discussed in this proxy statement. If any other business should properly arise, the persons acting under the proxies solicited by the Board of Directors have the discretionary authority to vote in accordance with their best judgement.

By Order of the Board of Directors.

James M. Gasior
Secretary

FORM OF PROXY
CORTLAND BANCORP
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned holder(s) of common shares of Cortland Bancorp hereby appoints K. Ray Mahan, Richard B. Thompson, and Jerry A. Carleton, or any one of them with full power of substitution, to serve as my(our) proxy to attend the Annual Meeting of Shareholders of the Cortland Bancorp to be held on Tuesday, April 11, 2006 at 7:00 p.m. at The Cortland Savings and Banking Company, 194 West Main Street, Cortland, Ohio 44410, and to vote all of the common shares of Cortland Bancorp the undersigned is entitled to vote at such Annual Meeting or adjournment as follows:

(1)	Election of Directors

	GEORGE E. GESSNER	☐	☐
		FOR	WITHHOLD AUTHORITY

	JAMES E. HOFFMAN III	☐	☐
		FOR	WITHHOLD AUTHORITY

	TIMOTHY K. WOOFTER	☐	☐
		FOR	WITHHOLD AUTHORITY
(INSTRUCTIONS: To vote for an individual nominee, place an ‘X’ in the box marked “FOR” following his name. If you prefer not to vote for an individual nominee, place an ‘X’ in the box marked ‘WITHHOLD AUTHORITY’ following his name.)
(2)	The Board of Directors of Cortland Bancorp was not aware of any other matters to be presented for action at the Annual Meeting. However, should any such matters properly come before the Annual Meeting, I authorize the above appointed proxies to vote in their discretion:

☐	☐
GRANT AUTHORITY	WITHHOLD AUTHORITY
SHARES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN ITEM (1), AND FOR ITEM (2), AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER WHICH PROPERLY COMES BEFORE THE ANNUAL MEETING.
Receipt of the accompanying Proxy Statement is acknowledged. Please sign, date, and return this proxy promptly in the enclosed envelope.
Dated:                                        , 2006

Signature

Signature
Please sign exactly as the name appears. If
executor, trustee, etc., give full title. If shares
are registered in two names, both should sign.